FOR IMMEDIATE RELEASE	EXHIBIT 99

FROM:	CONTACT:
Winland Electronics, Inc.	Lorin E. Krueger, Chief Executive Officer
1950 Excel Drive	(507) 625-7231
Mankato, Minnesota 56001	-or-
http://www.winland.com/	Hayden Communications, Inc.
(843) 272-4653

FOR IMMEDIATE RELEASE

WINLAND ELECTRONICS REPORTS FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR END 2003

MANKATO, Minn. /February 24, 2004 / PR Newswire / Winland Electronics, Inc. (Amex: WEX), a product realization company and a leader in Electronic Manufacturing Services (EMS), announced today financial results for the fourth quarter and fiscal year ended December 31, 2003.

For the fourth quarter, the company reported revenue of $5.1 million, an increase of 9.3 percent compared to the $4.7 million reported for the fourth quarter of 2002. Operating income increased 24.1 percent to $553,922, compared to $446,190 in the fourth quarter of last year. Pre-tax income increased 32.4 percent to $534,473 compared to $403,556 reported for the fourth quarter of last year. Net income was $297,473, or $0.09 per basic and $0.08 per diluted share, compared to net income of $415,556, or $0.13 per basic and diluted share for the same period last year.

For the year ended December 31, 2003, the Company reported revenue of $19.5 million, an increase of 7.6 percent compared to the $18.1 million reported for fiscal 2002. Operating income for the year increased 26.4 percent to $1.8 million, compared to the $1.5 million reported for fiscal 2002. The Company reported record pre-tax income of $1.7 million, a 42.0 percent increase compared to $1.2 million reported for fiscal 2002. Net income for the year was $1.0 million, or $0.30 per diluted share, compared to $1.1 million, or $0.32 per diluted share for fiscal 2002. The company finished the year with a strong balance sheet, high lighted with an increase in net worth of over one million dollars.

Compared to 2003, the income tax expense for 2002 was significantly less than the company’s normal effective rate of 40%, due to the impact of net operating loss carry-forwards, federal and state income tax credits and elimination of the valuation allowance for deferred tax assets.

During the year, the Company also continued to strengthen its balance sheet, including retiring more than $854,000 in long-term debt, a reduction of 34 percent compared to December 31, 2002. The Company also more than doubled its cash position compared to the end of last year and ended the year with $1.4 million in cash.

Lorin Krueger, Winland’s CEO, commented, “2003 was a year of tremendous accomplishment for Winland. Financially, we demonstrated solid growth in revenues, significant increases in pre-tax earnings, and a continued strengthening of our balance sheet. We have now had eight quarters of solid profitability. Recognition of this performance was reflected in our stock price, as it reached record levels and showed steady increases in volume. In addition, we provided our investors with a 10 percent stock dividend at December 31, 2003. I am proud of our successes, thankful for the efforts of our entire team, and optimistic about the coming year.”

Mr. Krueger continued, “As I stated at the end of the third quarter, our challenge is to continue to press forward with the execution of our developed strategies in the EMS segment of our business, focusing on revenue diversity and continued profitability as well as implementing a strategy for our proprietary security product business. The economy has been improving, and as opportunities are identified we are strategically positioned to successfully address them. Our objective, therefore, remains to increase our technical prowess in the EMS business to sharpen our ongoing execution.”

About Winland Electronics

Winland Electronics, based in Mankato, Minnesota, is a full-service contract design and manufacturing company, and also markets proprietary products for the security/industrial marketplace. For more information, please visit www.winland.com.

Forward Looking Statements:

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to expectations about future operating results, involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues which arise with any of the Company’s customers. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. As a result, actual results may differ materially from any financial outlooks stated herein. Further information on potential factors that could affect the company’s financial results can be found in the company’s Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

WINLAND ELECTRONICS, INC.
STATEMENTS OF INCOME
For the Quarters and Years Ended December 31, 2003 and 2002

	(UNAUDITED)		(AUDITED)
	Quarters Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
Net sales	$5,093,751	$4,661,811	$19,464,121	$18,097,465
Cost of Sales	3,582,145	3,495,555	14,399,790	13,802,351

Gross Profit	1,511,606	1,166,256	5,064,331	4,295,114

Operating expenses:
General and administrative	471,859	320,081	1,515,200	1,268,955
Research and development	187,821	182,892	718,650	671,930
Sales and marketing	298,004	217,093	992,361	899,539

	957,684	720,066	3,226,211	2,840,424

Operating income	553,922	446,190	1,838,120	1,454,690

Other income (expenses):
Interest expense	(28,252)	(45,195)	(136,944)	(249,515)
Other, net	8,803	2,561	19,087	6,630

	(19,449)	(42,634)	(117,857)	(242,885)

Income before income taxes	534,473	403,556	1,720,263	1,211,805
Income tax (expense) benefit	(237,000)	12,000	(672,000)	(134,000)

Net income	$297,473	$415,556	$1,048,263	$1,077,805

Earnings per share data:
Basic	$0.09	$0.13	$0.32	$0.33
Diluted	0.08	0.13	0.30	0.32
Weighted-average number of common shares outstanding:
Basic	3,336,397	3,270,026	3,302,476	3,262,720
Diluted	3,554,328	3,321,879	3,484,841	3,374,030

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